Exhibit 99.1

CHESAPEAKE LODGING TRUST ANNOUNCES CLOSING OF $115 MILLION

CREDIT FACILITY AND ACQUISITION OF TWO HOTELS

ANNAPOLIS, MD, August 2, 2010 – Chesapeake Lodging Trust (NYSE:CHSP) announced today that it has entered into a credit agreement to obtain a $115 million, two-year secured revolving credit facility with a syndicate of banks. The facility is led by Wells Fargo Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent. The amount that the Company can borrow under the revolving credit facility is based on the value of the Company’s hotel properties included in the borrowing base, as defined in the credit agreement. Borrowings under the revolving credit facility bear interest equal to LIBOR, plus 3.75%, subject to a LIBOR floor of 2.00%. The credit agreement contains standard financial covenants, including certain leverage ratios, coverage ratios, and a minimum tangible net worth requirement. Subject to certain conditions, the facility allows for a one-year extension.

The Company also announced that it has closed on the previously announced acquisitions of the 153-room Courtyard Anaheim at Disneyland Resort in Anaheim, California for a purchase price of $25.0 million, or approximately $163,000 per key, and the 430-room Boston Marriott Newton in Newton, Massachusetts for a purchase price of $77.25 million, or approximately $180,000 per key. The Company entered into an agreement with Tarsadia Hotels to operate the Courtyard Anaheim at Disneyland Resort under the Courtyard by Marriott flag and entered into an agreement with TPG Hospitality, Inc. to operate the Boston Marriott Newton under the Marriott flag. The Courtyard Anaheim at Disneyland Resort and Boston Marriott Newton acquisitions were funded by a $105 million borrowing under the Company’s revolving credit facility. More information will be provided on these two hotel properties on the Company’s second quarter earnings conference call scheduled for 10:00 a.m. Eastern Time on Wednesday, August 4, 2010.

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business, airport and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Company owns four hotel properties with an aggregate of 1,269 rooms in two states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.